EMPLOYMENT AGREEMENT

     AGREEMENT dated as of January 1, 1997 by and between JANUS INDUSTRIES, INC., a Delaware corporation, with its principal offices located at 685 Liberty Avenue, P.O. Box 1551, Union, New Jersey 07083 (the "Company"), and VINCENT W. HATALA, JR., with an address at 419 Hory Street, Roselle, New Jersey 07203, ("Employee");

                                R E C I T A L S:

     WHEREAS, Employee has been employed by the Company as a senior officer since May 15, 1995 and is presently serving as Chairman of the Board of the Company; and WHEREAS, both the Company and the Employee wish to continue their employment relationship, on modified terms, as hereinafter set forth. NOW, THEREFORE, it is agreed as follows:

1.   DEFINITIONS

     As used in this Agreement, the following terms shall have the meanings set forth below:

     1.1 "Affiliate" shall mean a corporation which, directly or indirectly, controls, is controlled by or is under common control with the Company, and for purposes hereof, "control" shall mean the ownership of 20% or more of the Voting Stock of the corporation in question.

     1.2 "Associates" shall have the meaning assigned to that term in Section
11.3 of this Agreement.

     1.2 "Basic Salary" shall have the meaning assigned to that term in Section
6.1 of this Agreement.

     1.3 "Board" shall mean the Board of Directors of the Company as duly constituted from time to time.
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     1.4 "Business" shall mean the business to be conducted by the Company or any Subsidiary, directly or indirectly, including, but not limited to, the identification of acquisition candidates and the consummation of acquisition transactions.

     1.5 "Cause" shall mean any of the following: (a) If Employee engages in (i) fraud, (ii) embezzlement, (iii) any other crime involving moral turpitude, or
(iv) such conduct as results or as is likely to result in substantial damages to the reputation of the Company or a Subsidiary; or

          (b) The commission by Employee of a material breach of any of the provisions of this Agreement, on his part to be performed (including material breach of the representation and warranty of Section 10); or

          (c) The continuing willful failure of Employee to perform the duties of such Employee to the Company or a Subsidiary (other than any such failure resulting from Employee's incapacity due to Disability) after written notice thereof (specifying the particulars thereof in reasonable detail) and a reasonable opportunity to be heard and cure such failure are given to Employee by the Board; or

          (d) If Employee declines to follow any significant instruction formally adopted by the Board and formally communicated to Employee, and if Employee adheres to such persistent refusal or neglect to follow such instructions or policy.

     For purposes of this subparagraph, no act, or failure to act, on Employee's part shall be considered "willful" unless done, or omitted to be done, by him not in good faith and without reasonable belief that his action or omission was in the best interests of the Company or a Subsidiary.


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     1.6 "Code" shall mean the Internal Revenue Code of 1986, as amended, and the rules, regulations and interpretations issued thereunder.

     1.7 "Commencement Date" shall be January 1, 1997.

     1.8 "Confidential Information" shall include, without limitation by reason of specification, any information, including, without limitation, trade secrets, operational methods, methods of doing business, technical processes, formulae, designs and design projects, inventions, research projects, strategic plans, possible acquisition information and other business affairs of the Company or its Affiliates, which (i) is or are designed to be used in, or are or may be useful in connection with, the Business of the Company, any Subsidiary or any Affiliate of any thereof, or which, in the case of any of these entities, results from any of the research or development activities of any such entity, or (ii) is private or confidential in that it is not generally known or available to the public, except as the result of unauthorized disclosure by or information supplied by Employee, or (iii) gives the Company or a Subsidiary or any Affiliate an opportunity or the possibility of obtaining an advantage over competitors who may not know or use such information or who are not lawfully permitted to use the same.

     1.9 "Date of Termination" shall mean the Term Date or the successive Term Date, as applicable, or any date upon which this Agreement shall terminate pursuant to Section 9 hereof.

     1.10 "Disability" shall mean the inability of Employee to perform Employee's duties of employment for the Company, if employed by the Company or a Subsidiary, pursuant to the terms of this Agreement and by-laws of the Company as hereinafter provided, because of physical or mental disability, where such disability shall have existed for a period of more than 90 consecutive days or an aggregate of 120 days in any 365 day period. The existence of a Disability means that Employee's mental and/or physical condition substantially interferes with Employee's performance of his duties for the Company and/or its Subsidiaries as specified in this Agreement. The fact of whether or not a Disability exists hereunder shall be determined by appropriate medical experts selected by the Board.


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     1.11 "Duties" shall have the meaning assigned to that term in Section 2.1 of this Agreement.

     1.12 "Employment Year" shall mean each twelve-month period, or part thereof, during which Employee is employed hereunder, commencing on the Commencement Date and on the same day of any subsequent calendar year, the first such subsequent Employment Year being the twelve-month period which will begin on the first anniversary of the Commencement Date.

     1.13 "Person" shall mean any individual, sole proprietorship, partnership, joint venture, trust, unincorporated organization, association, corporation, limited liability company, institution, public benefit corporation, entity or government (whether federal, state, county, city, municipal or otherwise, including, without limitation, any instrumentality, division, agency, body or department thereof).

     1.14 "Subsidiary" shall mean a corporation of which more than 50% of the Voting Stock is owned, directly or indirectly, by the Company.

     1.15 "Term" shall mean the term of employment of Employee under this Agreement.

     1.16 "Term Date" shall have the meaning assigned to that term in Section 3 of this Agreement.

     1.17 "Voting Stock" shall mean capital stock of a corporation which gives the holder the right to vote in the election of directors for such corporation in the ordinary course of business and not as the result of, or contingent upon, the happening of any event.


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     Wherever from the context it appears appropriate, each word or phrase stated in either the singular or the plural shall include the singular and the plural, and each pronoun stated in the masculine, feminine or neuter gender shall include the masculine, feminine and neuter.

2.   EMPLOYMENT AND DUTIES OF EMPLOYEE

     2.1 Employment; Title; Duties. The Company hereby employs Employee, and Employee hereby accepts appointment, as Chairman of the Board of the Company. The duties of Employee shall be to pursue the objectives of the Business in cooperation with the Company's President and Chief Executive Officer, to perform generally those responsibilities typical of a chairman of the board and to render services as are necessary and desirable to protect and to advance the best interests of the Company and its Subsidiaries (collectively, the "Duties"), acting, in all instances, in accordance with the policies set by the Board. Without further compensation, Employee shall attend meetings of the Board and committees of the Board, as applicable, and serve as an officer and/or director of any Subsidiary; provided, however, if other senior executives of the Company are paid director's fees for service as a director, Employee will be paid such fees on a consistent basis.

     2.2 Performance of Duties. Employee shall devote such time as is reasonably necessary to perform the Duties as Chairman of the Board of the Company and for the performance of such other executive duties as are assigned to him from time-to-time by the Board and agrees to make himself available at least 500 hours on an annualized basis. During the Term, Employee: (i) shall comply with all laws, statutes, ordinances, rules and regulations relating to the Business, and (ii) shall not engage in or become employed, directly or indirectly, in a business which competes with the Business of the Company and its Subsidiaries, without the prior written consent of the Board, nor shall he act as a consultant to or provide any services to, whether on a remunerative basis or otherwise, the commercial or professional business of any other Person which competes with the Business of the Company and its Subsidiaries, without such written consent, which, in both instances, may be given or withheld by the Board in its absolute discretion.


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3.   TERM OF EMPLOYMENT

     The employment of Employee pursuant to this Agreement commenced as of the Commencement Date and shall end one year thereafter (the "Term Date"), unless sooner terminated pursuant to Section 9.

4.   [Intentionally Omitted]

5.   COMPENSATION AND BENEFITS

     The Company and/or its Subsidiaries shall pay Employee, as compensation for all of the services to be rendered by him hereunder during the Term, and in consideration of the various restrictions imposed upon Employee during the Term and the Restricted Period, and otherwise under this Agreement, the Basic Salary and other benefits as provided for and determined pursuant to Sections 6 and 7, inclusive, of this Agreement; provided, however, that no compensation shall be paid to the Employee under this Agreement for any period subsequent to the termination of employment of the Employee for any reason whatsoever.

6.   BASIC SALARY/BONUS

     6.1 Basic Salary. The Company shall pay Employee, as compensation for all of the services to be rendered by him hereunder during each Employment Year, a salary of $75,000 per Employment Year (the "Basic Salary"), payable in substantially equal monthly payments, less such deductions or amounts as are required to be deducted or withheld by applicable laws or regulations, deductions for employee contributions to welfare benefits provided by the Company or a Subsidiary to Employee and such other deductions or amounts, if any, as are authorized by Employee.


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     6.2 Bonus. At the discretion of the Board, the Company may pay Employee a cash bonus in the event that during the Term the Company successfully carries out the objectives of the Business and the Employee's services are determined as having contributed to same.

7.   ADDITIONAL BENEFITS AND REIMBURSEMENT FOR EXPENSES

     7.1 Additional Benefits. The Company shall provide the following additional benefits to Employee during the Term:

          (i) participation by Employee in a stock award and stock option plan for senior management of the Company on a basis determined by the committee of the Board administering the Company's stock award and stock option plans, if any;

          (ii) an annual allowance of $2,000 on account of dental expenses incurred by Employee and his spouse against the presentation of bills for same;

          (iii) reimbursement for all premium payments made by Employee to Blue Cross and Blue Shield of New York (or another health insurance company) for health insurance benefits and up to $2,000 in additional out-of-pocket medical payments; and

          (iv) such other benefits as the Board shall lawfully adopt and approve.

     7.2 Reimbursement for Expenses. The Company shall pay or reimburse Employee for all reasonable expenses actually incurred or paid by him during the Term in the performance of his services under this Agreement, upon presentation of such bills, expense statements, vouchers or such other supporting information as the Board may reasonably require. In the event the Company requires Employee to travel on business during the Term, Employee shall be reimbursed for any travel expenses in accordance with this Section 7.2.


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

8.   [Intentionally Omitted]

9.   TERMINATION OF EMPLOYMENT

     9.1 Death. If Employee dies during the Term, the Company shall continue to pay to Employee's spouse, or in the absence of a surviving spouse, his estate, Employee's Basic Salary for a period through the third full month following the date of death.

     9.2 Disability. If, during the Term, Employee has a Disability, the Company may, at any time after Employee has a Disability, terminate Employee's employment by written notice to him. In the event that Employee's employment is terminated, the Company shall continue to pay Employee's Basic Salary for a period through the third full month following the date of the termination of his employment.

     9.3 Voluntary Termination. The Agreement may be terminated by Employee at any time without Cause upon sixty (60) days prior written notice to the Company.

     9.4 Termination for Cause. The Company may terminate Employee's employment hereunder for Cause at any time by written notice given to Employee by the Board.

10.  REPRESENTATION AND WARRANTY BY EMPLOYEE

     Employee hereby represents and warrants to the Company, the same being part of the essence of this Agreement that, as of the Commencement Date, he is not a party to any agreement, contract or understanding, and that no facts or circumstances exist, which would in any way restrict or prohibit him in any material way from undertaking or performing any of his obligations under this Agreement. The foregoing representation and warranty shall remain in effect throughout the Term.


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

11.  CONFIDENTIAL INFORMATION AND PROPRIETARY INTERESTS

     11.1 Acknowledgment of Confidentiality. Employee understands and acknowledges that he may obtain Confidential Information during the course of his employment by the Company. Accordingly, Employee agrees that he shall not, either during the Term or at any time within one year after the Date of Termination, (i) use or disclose any such Confidential Information outside the Company, its Subsidiaries and Affiliates; or (ii) except as required in the proper performance of his services hereunder, remove or aid in the removal of any Confidential Information or any property or material relating thereto from the premises of the Company or any Subsidiary or Affiliate.

     The foregoing confidentiality provisions shall cease to be applicable to any Confidential Information which becomes generally available to the public (except by reason of or as a consequence of a breach by Employee of his obligations under this Section 11).

     In the event Employee is required by law or a court order to disclose any such Confidential Information, he shall promptly notify the Company of such requirement and provide the Company with a copy of any court order or of any law which in his opinion requires such disclosure and, if the Company so elects, to the extent that he is legally able, permit the Company an adequate opportunity, at its own expense, to contest such law or court order.

     11.2 Delivery of Material. Employee shall promptly, and without charge, deliver to the Company on the termination of his employment hereunder, or at any other time the Company may so request, all memoranda, notes, records, reports, manuals, computer disks, videotapes, drawings, blueprints and other documents (and all copies thereof) relating to the Business of the Company and the Affiliates, and all property associated therewith, which he may then possess or have under his control.


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12.  SURVIVAL

     The provisions of Sections 8, 9.1 and 9.2 and this Section 12 shall survive termination of this Agreement and remain enforceable according to their terms.

13.  SEVERABILITY

     The invalidity or unenforceability of any provision of this Agreement shall in no way affect the validity or enforceability of any other provisions hereof.

14.  NOTICES

     All notices, demands and requests required or permitted to be given under the provisions of this Agreement shall be deemed duly given if made in writing and delivered personally or mailed by postage prepaid certified or registered mail, return receipt requested, accompanied by a second copy sent by ordinary mail, which notices shall be addressed as follows:

                  If to the Company:

                  Janus Industries, Inc.
                  685 Liberty Avenue
                  P.O. Box 1551
                  Union, New Jersey  07083
                  Attn:  James E. Bishop, President and Chief Executive Officer

                  If to Employee:

                  Vincent W. Hatala, Jr.
                  419 Hory Street
                  Roselle, New Jersey 07203

     By notifying the other parties in writing, given as aforesaid, any party may from time-to-time change its address or the name of any person to whose attention notice is to be given, or may add another person to whose attention notice is to be given, in connection with notice to any party.


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15.  ASSIGNMENT AND SUCCESSORS

     Neither this Agreement nor any of his rights or duties hereunder may be assigned or delegated by Employee. This Agreement is not assignable by the Company, including, without limitation, to any successor in interest which takes over all or substantially all of the business of the Company, as it is conducted at the time of such assignment, without the consent of Employee. Any corporation into or with which the Company is merged or consolidated or which takes over all or substantially all of the business of the Company shall be deemed to be a successor of the Company for purposes hereof. This Agreement shall be binding upon and, except as aforesaid, shall inure to the benefit of the parties and their respective successors and permitted assigns.

16.  LIMITATION OF LIABILITY; INDEMNIFICATION

     16.1 Limitation of Liability. Employee shall not be liable to the Company or to any creditor, creditor's committee, director, officer, employee, affiliate, stockholder, consultant or subcontractor, of the Company or to any Person controlling the Company for any cost, damage, expense or loss, including without limitation any special, indirect, consequential or punitive damages, of the Company or any such creditor, creditor's committee, officer, director, employee, stockholder, affiliate, consultant, subcontractor or controlling Person alleging arising out of (i) Employee's performance, failure to perform or misperformance under this Agreement, or (ii) the Company's or such creditor's, creditor's committees', officer's director's, employee's, stockholder's, affiliate's, consultant's, subcontractor's or controlling Person's reliance on any Duties or advice that Employee may provide to pursuant to this Agreement.

     16.2. Indemnification. The Company shall indemnify and hold harmless Employee against any damage, loss, cost or expense (including court costs and reasonable attorneys' fees) which Employee may sustain or incur by reason of any claim, demand, suit or recovery by any Person arising in connection with this Agreement or out of Employee's performance of obligations under this Agreement, provided, however, that no such indemnification shall extend to any claims to the extent that such claims arise out of the gross negligence or willful misconduct of Employee.


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     16.3. Procedure. If a claim is made against Employee as to which Employee may seek indemnity against the Company under this Section 16, Employee shall notify the Company promptly after any written assertion of such claim threatening to institute an action or proceeding with respect thereto and shall notify the Company promptly of any action commenced against Employee within a reasonable time after Employee shall have been served with a summons or other first legal process giving information as to the nature and basis of the claim. Failure so to notify shall not, however, relieve the Company from any liability which it may have on account of the indemnity under this Section 16. Employee shall be entitled to participate at its own expense in the defense of any such litigation or proceeding, if it so elects, provided that such defense shall be conducted by counsel chosen by Employee and reasonably satisfactory to the Company. Notwithstanding anything to the contrary herein, if the resolution of any claim for which Employee is indemnified hereunder will or is reasonably expected to have a direct and significant adverse effect on Employee's business operations or reputation then Employee shall be entitled to control such resolution, including without limitation to take control of the defense and investigation of such lawsuit or act, to employ and engage attorneys of its own choice to handle and defend the same, and to compromise and settle such claims, at the Company's cost, risk and expense.

17.  ENTIRE AGREEMENT, WAIVER AND OTHER

     17.1. Integration. This Agreement contains the entire agreement of the parties hereto on its subject matter and supersedes all previous agreements between the parties hereto, written or oral, express or implied, covering the subject matter hereof. No representations, inducements, promises or agreements, oral or otherwise, not embodied herein, shall be of any force or effect.


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     17.2. No Waiver. No waiver or modification of any of the provisions of this
Agreement shall be valid unless in writing and signed by or on behalf of the party granting such waiver or modification. No waiver by any party of any breach or default hereunder shall be deemed a waiver of any repetition of such breach or default or shall be deemed a waiver of any other breach or default, nor shall it in any way affect any of the other terms or conditions of this Agreement or the enforceability thereof. No failure of the Company to exercise any power given it hereunder or to insist upon strict compliance by Employee with any obligation hereunder, and no custom or practice at variance with the terms hereof, shall constitute a waiver of the right of the Company to demand strict compliance with the terms hereof.

     Employee shall not have the right to sign any waiver or modification of any provisions of this Agreement on behalf of the Company, nor shall any action taken by Employee reduce his obligations under this Agreement.

     This Agreement may not be supplemented or rescinded except by instrument in writing signed by all of the parties hereto after the date hereof. Neither this Agreement nor any of the rights of any of the parties hereunder may be terminated except as provided herein.

18.  GOVERNING LAW

     This Agreement shall be governed by and construed, and the rights and obligations of the parties hereto enforced, in accordance with the laws of the State of New Jersey.


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19.  HEADINGS

          The Section and Subsection headings contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above, to be effective as of the Commencement Date.

                              JANUS INDUSTRIES, INC.

                              By:_____________________________
                                   Name:  James E. Bishop
                                   Title:  President and Chief Executive Officer

                              ________________________________
                              Vincent W. Hatala, Jr.


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